UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NUTANIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1740 Technology Drive, Suite 150
San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 17, 2018 at 9 a.m. Pacific Time

To the Stockholders of Nutanix, Inc.

On behalf of our board of directors, it is our pleasure to invite you to attend the 2018 Annual Meeting of stockholders of Nutanix, Inc., a Delaware corporation, or the Annual Meeting. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2018, originating from San Jose, California, on Monday, December 17, 2018 at 9 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors, Craig Conway and Michael P. Scarpelli, to serve until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2021.
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019.
3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.
4.	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials accompanying this notice.

The record date for the Annual Meeting is October 18, 2018. Only stockholders of record of our Class A common stock and Class B common stock at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

On or about November 5, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

By Order of the Board of Directors

Dheeraj Pandey
Chief Executive Officer & Chairman

San Jose, California
November 5, 2018

You are cordially invited to attend the virtual Annual Meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

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PROXY STATEMENT

For the 2018 Annual Meeting of Stockholders
To Be Held On Monday, December 17, 2018 at 9 a.m. Pacific Time

Our board of directors is soliciting your proxy to vote at the 2018 annual meeting of stockholders, or the Annual Meeting, of Nutanix, Inc., a Delaware corporation, to be held via live webcast at www.virtualshareholdermeeting.com/NTNX2018, originating from San Jose, California, on Monday, December 17, 2018 at 9 a.m. Pacific Time, and any adjournment or postponement thereof.

For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our stockholders primarily via the Internet. On or about November 5, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, that contains the notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record of our Class A common stock and Class B common stock at the close of business on October 18, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 141,037,932 shares of Class A common stock and 37,701,880 shares of Class B common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at our principal place of business at the address below. The stockholder list will also be available online during the meeting to those that attend the meeting.

In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we” or “us” and the board of directors of Nutanix as “our board of directors.” Our Annual Report on Form 10-K, which contains consolidated financial statements as of and for the year ended July 31, 2018, or fiscal 2018, accompanies this proxy statement. You also may obtain, without charge, a copy of this proxy statement and the Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission, or SEC, by writing to our Secretary at 1740 Technology Dr., Suite 150, San Jose, CA 95110 or by following the directions set forth in the Notice.

QUESTIONS AND ANSWERS
ABOUT PROXY MATERIALS AND VOTING

The information provided in the “questions and answers” format below is for your convenience only and is merely a summary of the information contained in the proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website addressed in this proxy statement are inactive textual references only.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We expect to mail the Notice on or about November 5, 2018 to all stockholders of record entitled to vote at the meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/NTNX2018. The webcast will start at 9 a.m. Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX2018.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 18, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 141,037,932 shares of Class A common stock and 37,701,880 shares of Class B common stock outstanding and entitled to vote, together referred to as our common stock.

Stockholder of Record: Shares Registered in Your Name

If, on October 18, 2018, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on October 18, 2018, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are four matters scheduled for a vote:

•	Election of two Class II directors to hold office until the annual meeting of stockholders to take place after the end of fiscal year ending July 31, 2021;

•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019;
•	The approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers; and
•	The approval, on a non-binding advisory basis, of the frequency of future stockholder votes to approve the compensation of our Named Executive Officers.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX2018, starting at 9 a.m. Pacific Time on December 17, 2018.
•	To vote online before the Annual Meeting, go to www.proxyvote.com.
•	To vote by toll-free telephone, call 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name”.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.
•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposals 1, 3 and 4 are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1, 3 or 4 without your instructions. Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019, is a routine matter so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of both nominees for Class II director, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval of the compensation of our Named Executive Officers, and for future stockholder advisory votes on the compensation of our Named Executive Officers to be held every ONE YEAR. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How do I find out whether I have Class A common stock or Class B common stock?

If you are unsure whether you hold shares of Class A common stock or Class B common stock, contact our stock administrator at stocks@nutanix.com.

How many votes are needed to approve each proposal and how are the votes counted?

•	Proposal 1: Directors are elected by a plurality vote. Therefore, the two director nominees for Class II receiving the highest number of FOR votes will be elected. You may vote FOR or WITHHOLD on each of the nominees for election as director. WITHHOLD votes and broker non-votes have no legal effect on the election of directors.
•	Proposal 2: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. You may vote FOR, AGAINST, or

ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes and abstentions will have no effect as a vote on the outcome of this proposal.

•	Proposal 3: The approval, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
•	Proposal 4: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers, the frequency receiving the highest number of votes from holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be considered the frequency preferred by the stockholders. You may vote for the frequency of future advisory votes on executive compensation to be ONE YEAR, TWO YEARS, or THREE YEARS, or you may ABSTAIN with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and take into account the outcome of the vote when considering future decisions on the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.

Who counts the votes?

We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. No stockholders provided timely notice of a director nomination or other proposal for this 2018 Annual Meeting, thus no other matters will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. To be timely for the 2019 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between August 19, 2019 and September 18, 2019. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2019 annual meeting of stockholders must be received by us no later than July 5, 2019 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of common stock issued, outstanding and entitled to vote at the meeting are present at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote that are present at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during or shortly following the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Nutanix, Inc.
Attention: Investor Relations
1740 Technology Drive, Suite 150
San Jose, California 95110

CORPORATE GOVERNANCE AT NUTANIX

Nutanix is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted corporate governance guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation, and nominating and corporate governance), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our nominating and corporate governance committee reviews the corporate governance guidelines annually, and recommends changes to our board of directors as warranted. The corporate governance guidelines, the committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available on our investor relations website (http://ir.nutanix.com) in the “Governance” section.

BOARD OF DIRECTORS AND ITS COMMITTEES

Current Composition of the Board of Directors and its Committees

Name	Age	Position/Office Held With Nutanix	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent	Tenure
Class II directors for election at this annual meeting of stockholders
Craig Conway	64	Director			Member	✔	1 year
Michael P. Scarpelli	51	Director	Chair			✔	5 years

Class III directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2019
John McAdam	67	Director		Member		✔	3 years
Ravi Mhatre	51	Lead Independent Director		Member	Chair	✔	8 years
Dheeraj Pandey	43	CEO and Chairman					9 years

Class I directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2020
Susan L. Bostrom	58	Director		Member		✔	1 year
Steven J. Gomo	66	Director	Member		Member	✔	3 years
Jeffrey T. Parks	37	Director	Member	Chair		✔	5 years

Director Independence

Our Class A common stock is listed on the NASDAQ Global Select Market, or NASDAQ. Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of our board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Ms. Bostrom and Messrs. Conway, Gomo, McAdam, Mhatre, Parks and Scarpelli, representing seven of our eight current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and were “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. In addition, the board of directors determined that Bipul Sinha, a former member of our board of directors who resigned on October 27, 2017, was an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ during the portion of the fiscal year that he served as a director.

Board Leadership

Our nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors as our nominating and corporate governance committee deems appropriate. Our corporate governance guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.”

Currently, our board of directors believes that it is in the best interests of our company and our stockholders for our Chief Executive Officer, or CEO, Mr. Pandey, to serve as both CEO and Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Pandey has served and continues to serve in both these roles, in August 2015, our board of directors appointed Mr. Mhatre to serve as our lead independent director. As lead independent director, Mr. Mhatre will preside at all meetings of the board of directors at which the Chairman is not present, preside over executive sessions of our independent directors, serve as a liaison between our Chairman and our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Executive Sessions of Non-Employee Directors

In order to encourage and enhance communication among non-employee directors, and as required under applicable NASDAQ rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis, no less than twice a year. Our lead independent director, Mr. Mhatre, is the presiding director at these meetings.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Chief Legal Officer at 1740 Technology Dr., Suite 150, San Jose, CA 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our board of directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which have the composition and responsibilities described below. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of the audit, compensation, and nominating and corporate governance committees are available in the “Governance” section of our investor relations website (http://ir.nutanix.com). Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Gomo, Parks and Scarpelli, each of whom is a non-employee member of our board of directors. Mr. Scarpelli is the Chairman of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of NASDAQ and the SEC. Our board of directors has also determined that each of Messrs. Gomo and Scarpelli qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of NASDAQ. The audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	pre-approving the audit and any non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm, our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly filed reports;
•	reviewing and discussing with management and the independent registered public accounting firm, our major financial risk exposures and steps managements has taken to monitor and control those exposures;
•	reviewing and overseeing any related-person transactions; and
•	preparing the audit committee report in our annual proxy statement.

Compensation Committee

Our compensation committee is comprised of Ms. Bostrom and Messrs. McAdam, Mhatre and Parks, each of whom is a non-employee member of our board of directors. Mr. Parks is the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of NASDAQ and the SEC, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The compensation committee is responsible for, among other things:

•	reviewing and approving our CEO’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and
•	reviewing the compensation disclosures in our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have been an officer or employee of our company. None of our executive officers currently serve, or during fiscal 2018 have served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Conway, Gomo and Mhatre, each of whom is a non-employee member of our board of directors. Mr. Mhatre serves as the chairman of the committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of NASDAQ. The nominating and corporate governance committee is responsible for, among other things:

•	determining the qualifications required to be a member of the board of directors and recommending to the board of directors the criteria to be considered in selecting director nominees;
•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	developing and monitoring a set of corporate governance guidelines; and
•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committee.

Other Committees

Pursuant to our bylaws, the board of directors may designate other standing or ad hoc committees to serve at the discretion of the board of directors from time to time. For example, the board of directors has delegated certain authority to a mergers and acquisitions committee (comprised of Messrs. Conway, Gomo and Mhatre).

Board and Committee Meetings and Attendance

Our board of directors is responsible for the oversight of company management and strategy and for establishing corporate policies. Our board of directors and its committees meet throughout the year on a regular basis and also hold special meetings and act by written consent from time to time. Our board of directors met 12 times (including regularly scheduled and special meetings) during our last fiscal year. The audit committee met nine times during our last fiscal year. The compensation committee met six times during our last fiscal year. The nominating and corporate governance committee met five times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served.

We encourage our directors and nominees for director to attend our annual meeting of stockholders but do not require that they attend. Five of our eight directors attended our 2017 annual meeting of stockholders.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Our board of directors, as a whole, is responsible for determining the appropriate level of risk for Nutanix, assessing the specific risks that we face and reviewing management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors is responsible for administering this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal, financial, tax and audit related risks. In addition, among other matters, management provides our audit committee with periodic reports on our compliance programs and investment policy and practices.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. A stockholder that wishes to recommend a candidate for election to the board of directors may send a letter directed to our Chief Legal Officer at 1740 Technology Drive, Suite 150, San Jose, CA 95110. The letter must include, among other things, the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, and information regarding any relationships between the candidate and Nutanix. Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth above under “Questions and Answers About Proxy Materials and Voting” and in our bylaws.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines, and charters of the board committees, the nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, our nominating and corporate governance committee may take into consideration many other factors including, among other things, the candidates’ character, integrity, judgment, independence, area of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates’ other commitments, and the size and composition of the board of directors and the needs of the board of directors and its committees. Our board of directors and nominating and corporate governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the company. Accordingly, through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

The brief biographical description of each director set forth below in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors consists of eight members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class I directors: Susan L. Bostrom, Steven J. Gomo and Jeffrey T. Parks, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2020;
•	Class II directors: Craig Conway and Michael P. Scarpelli, whose terms will expire at the upcoming Annual Meeting unless re-elected; and
•	Class III directors: John McAdam, Ravi Mhatre and Dheeraj Pandey, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2019.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Nutanix.

Messrs. Conway and Scarpelli are currently directors of Nutanix and have been nominated to serve as Class II directors. Each of these nominees has agreed to stand for re-election at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held after the end of fiscal 2021 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.

Vote Required

Directors are elected by a plurality of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us.

Nominees

Our nominating and corporate governance committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgement using its diversity of background and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the nominees listed below is currently a director. Mr. Scarpelli was appointed to our board of directors prior to our IPO, while Mr. Conway was appointed to our board of directors on October 27, 2017.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Re-Election at this Annual Meeting of Stockholders

Craig Conway has served as a member of our board of directors since October 2017. Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company from 1999 to 2004. Mr. Conway currently serves on the board of directors of Salesforce.com, a cloud-based customer relationship management company, and on the board of directors of Guidewire Software, Inc., a provider of software products to insurance companies. Mr. Conway previously served as a director of Advanced Micro Devices, Inc., a semiconductor company, from September 2009 until May 2013. Mr. Conway holds a B.S. in Computer Science and Mathematics from the State University of New York at Brockport. We believe that Mr. Conway is qualified to serve as a member of our board of directors based on his extensive and broad management experience, gained from his background as the president and chief executive officer of multiple technology companies and from serving on the board of directors of several public companies.

Michael P. Scarpelli has served as a member of our board of directors since December 2013. Mr. Scarpelli has served as the Chief Financial Officer of ServiceNow, Inc., a company providing cloud-based solutions, since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance and Business Operations of the Backup Recovery Systems Division at EMC Corporation, a computer data storage company. Mr. Scarpelli served as Chief Financial Officer of Data Domain, Inc., an information technology company, from September 2006 to July 2009, when it was acquired by EMC. Mr. Scarpelli holds a B.A. in Economics from the University of Western Ontario. We believe Mr. Scarpelli is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology industry.

Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2019

John McAdam has served as a member of our board of directors since August 2015. Mr. McAdam currently also serves as a director, and was previously the Chairman of the board of directors, of F5 Networks, Inc., a developer and provider of software-defined application services for which he served as President and Chief Executive Officer from July 2000 to July 2015 and again from December 2015 until his retirement in April 2017. He also currently serves on the board of directors of Tableau Software, Inc., a company that provides business intelligence software, and Apptio, Inc., a company that provides solutions for technology business management. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland. We believe Mr. McAdam is qualified to serve on our board of directors because of his extensive executive management experience and substantial expertise in our industry.

Ravi Mhatre has served as our lead independent director since August 2015, and as a member of our board of directors since July 2010. Mr. Mhatre co-founded Lightspeed Venture Partners, a global technology venture capital firm, and has served as Managing Director of Lightspeed Venture Partners since August 1999. He currently serves on the board of directors of several private companies. Mr. Mhatre holds a B.S. in Electrical Engineering and a B.A. in Economics from Stanford University and an M.B.A. from Stanford University’s Graduate School of Business. We believe Mr. Mhatre is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various technology companies. We also value his perspective as a representative of one of our largest stockholders.

Dheeraj Pandey co-founded our company and has served as our Chief Executive Officer and as the Chairman of our board of directors since our inception in September 2009, as well as our President from September 2009 until February 2016. Prior to co-founding our company, Mr. Pandey served as Vice President, Engineering at Aster Data Systems (now Teradata Corporation), a data management and analysis software company, from February 2009 to September 2009 and as its Director of Engineering from September 2007 to February 2009. Mr. Pandey holds a B. Tech. in Computer Science from the Indian Institute of Technology, Kanpur, a M.S. in Computer Science from the University of Texas at Austin and was a Graduate Fellow of Computer Science in the Ph.D. program at the University of Texas at Austin. We believe that the perspective and experience that Mr. Pandey brings as our Chief Executive Officer and Chairman uniquely qualify him to serve on our board of directors.

Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2020

Susan L. Bostrom has served as a member of our board of directors since October 2017. Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider, from January 2006 to January 2011. Prior to that, from 1997 to January 2006, Ms. Bostrom served in various positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom currently serves on the boards of directors of Cadence Design Systems, Inc., an electronic design software company, ServiceNow, Inc., a company providing cloud-based solutions, and Varian Medical Systems, Inc., a manufacturer of medical devices and software. Ms. Bostrom previously served as a member of the board of directors of Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in September 2017, and Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. We believe that Ms. Bostrom is qualified to serve as a member of our board of directors due to her extensive experience and leadership roles in the technology industry, and her experience serving on the board of directors of several public companies.

Steven J. Gomo has served as a member of our board of directors since June 2015. Mr. Gomo served as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a storage and data management company from October 2004 until his retirement in December 2011, as well as Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004. He currently serves on the board of directors of Enphase Energy, Inc., a solar energy management device maker, and previously served on the board of directors of NetSuite Inc., a business management software company, from March 2012 until it was acquired in November 2016. Mr. Gomo also served on the board of directors of SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until the company was acquired by Western Digital Corporation in May 2016. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. We believe Mr. Gomo is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained from holding various executive positions at publicly-traded technology companies and from serving on the board of directors of several public companies.

Jeffrey T. Parks has served as a member of our board of directors since December 2013. Mr. Parks co-founded and has been a general partner of Riverwood Capital, a private equity firm, since January 2008. Mr. Parks currently serves on the board of directors of several privately-held companies. Prior to co-founding Riverwood Capital, Mr. Parks served as an investment executive with KKR & Co. L.L.P., a private equity firm, as an investment professional in the Principal Opportunities Fund at Oaktree Capital Management, an asset management firm, and as an investment banker at UBS, a global financial services company. Mr. Parks holds dual B.A. degrees in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees. We believe Mr. Parks is qualified to serve as a member of our board of directors because of his extensive corporate governance and management experience with technology companies, including as a director and private equity investor.

Our board of directors recommends a vote FOR each Class II director nominee above.

DIRECTOR COMPENSATION

Fiscal 2018 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ended July 31, 2018. Bipul Sinha is not included in the table below as he resigned in October 2017 and did not receive any compensation in the fiscal year ended July 31, 2018. Mr. Pandey, our CEO and Chairman, is also not included in the table below because he did not receive additional compensation for his service as a director. The compensation received by Mr. Pandey as an employee is shown in “Executive Compensation - Executive Compensation Tables - Fiscal 2018 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan L. Bostrom(2)	—	777,218	—	—	—	—	777,218
Craig Conway(3)	—	777,218	—	—	—	—	777,218
Steven J. Gomo	—	293,145	—	—	—	—	293,145
John McAdam	—	285,027	—	—	—	—	285,027
Ravi Mhatre	—	295,888	—	—	—	—	295,888
Jeffrey T. Parks	—	304,006	—	—	—	—	304,006
Michael P. Scarpelli	—	298,594	—	—	—	—	298,594
(1)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2018, filed with the SEC on September 24, 2018. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(2)	Ms. Bostrom joined our board of directors on October 27, 2017 and received a multi-year initial grant under our then-existing non-employee director compensation policy in addition to an annual grant in fiscal 2018.
(3)	Mr. Conway joined our board of directors on October 27, 2017 and received a multi-year initial grant under our then-existing non-employee director compensation policy in addition to an annual grant in fiscal 2018.

Our non-employee directors held the following outstanding option and RSU awards as of July 31, 2018. The table excludes Mr. Pandey, whose outstanding awards are reflected in the section entitled “Executive Compensation - Executive Compensation Tables -Outstanding Equity Awards at Fiscal 2018 Year-End Table.”

Name	# of Outstanding Options (in shares)	# of Outstanding RSUs (in shares)
Susan L. Bostrom	—	25,511
Craig Conway	—	25,511
Steven J. Gomo	—	29,266
John McAdam	—	34,357
Ravi Mhatre	—	8,091
Jeffrey T. Parks	—	8,313
Michael P. Scarpelli	75,000	8,165

Non-Employee Director Compensation Policy

In October 2018, our board of directors approved changes to our non-employee director compensation policy. Pursuant to the updated policy, our non-employee directors are compensated entirely through equity awards, which the board of directors believes best aligns the long-term interests of our directors and our stockholders. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Pursuant to the policy, our non-employee directors will receive the RSU awards described below. In the event of a change in control, each RSU award granted pursuant to the policy may be subject to accelerated vesting in accordance with the terms of the 2016 Equity Incentive Plan.

Annual Grant

On the date of each annual meeting of our stockholders, each non-employee director will be granted an award of RSUs with a total dollar value, or the Annual Award Value, based on board and committee service as follows:

Board Member	$330,000
Lead Independent Director	$20,000
Committee Awards	Chair	Member
Audit	$25,000	$12,500
Compensation	$20,000	$10,000
Nominating and Corporate Governance	$10,000	$5,000

Notwithstanding the above, on the date of each annual meeting of our stockholders, each non-employee director who holds an initial grant with a multi-year vesting schedule, or an Initial Grant, any portion of which is unvested as of the date of such annual meeting, or a Currently Vesting Director, will be granted an award of RSUs with the portion of the Annual Award Value for service as a Board member equal to $255,000.

Each such annual RSU grant will vest in full on the earlier of (i) the day prior to the next annual meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.

Prorated Grants

For Currently Vesting Directors. Upon the completion of the vesting of an Initial Grant, a Currently Vesting Director will receive a RSU award with a total dollar value equal to a prorated portion of $75,000, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.

For New Directors. New directors will receive a RSU award with a total dollar value equal to a prorated portion of the Annual Award Value, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.

Each such prorated RSU grant will vest in full on the day prior to the next annual meeting held after the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.

Stock Ownership Guidelines

Our stock ownership guidelines provide that each non-employee director is expected to attain a minimum share ownership position with an aggregate value equal to the value of his or her annual equity award for service on the board of directors (not including any equity awards for serving as lead independent director or a member or chair of any committees) as follows: (i) for existing directors, by the annual stockholders meeting to occur in 2020, and (ii) for any new directors, by the fourth annual stockholders meeting after the date such director joined the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the sections titled “Corporate Governance at Nutanix - Director Compensation” and “Executive Compensation,” the following is a description of each transaction since August 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Officers

In March 2017, we entered into an agreement with ServiceNow, Inc., a company that provides service management software as a service for which one of our non-employee directors, Michael P. Scarpelli, serves as the Chief Financial Officer. Pursuant to the agreement, we will purchase ServiceNow products and services over a 33-month term for a total value of approximately $673,000. In the fiscal year ended July 31, 2018, we purchased approximately $300,000 of products and services from ServiceNow under this agreement. Mr. Scarpelli had no involvement in the negotiation of the agreement.

In March 2018, we acquired Netsil Inc., a company that povides application discovery and operations management that enables observability in distributed cloud environments. Our CEO, Dheeraj Pandey had previously made a personal investment in Netsil prior to our consideration of Netsil as an acquisition target. Pursuant to the closing of the acquisition, Mr. Pandey acquired 8,074 shares of our Class A Common Stock in exchange for his equity interest in Netsil, which was equal in value to $426,872 based on the closing price of our Class A common stock on March 22, 2018 of $52.87 per share. A portion of the shares are currently being held in escrow and are subject to forfeiture under certain circumstances. Mr. Pandey has donated all of the gains on his investment in Netsil to charity.

Equity Awards to Executive Officers and Directors

We have granted equity awards to our Named Executive Officers. For a description of these stock awards, see the sections titled “Executive Compensation - Executive Compensation Tables - Outstanding Equity Awards at Fiscal 2018 Year-End Table.”

Policies and Procedures for Related-Party Transactions

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the consent of our audit committee, subject to the exceptions described below.

In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed $120,000 in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

AUDIT COMMITTEE MATTERS

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Although ratification by stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by the stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Deloitte & Touche LLP audited our financial statements for the fiscal years ended July 31, 2017 and 2018. Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Nutanix and its stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2017 and 2018.

	Fiscal Year Ended July 31,
	2017	2018
Audit fees(1)	$2,229,900	$3,597,500
Audit-related fees(2)	365,600	195,000
Tax fees(3)	411,135	703,234
Total fees	$3,006,635	$4,495,734
(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings. Fees for our fiscal year ended July 31, 2017 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to our IPO completed in October 2016.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided by Deloitte & Touche LLP for our fiscal years ended July 31, 2017 and 2018 described above were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019.

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2018 with the management of Nutanix. The audit committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018.

The Audit Committee

Michael P. Scarpelli (Chair)
Steven J. Gomo
Jeffrey T. Parks

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nutanix under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OUR EXECUTIVE OFFICERS

The following is biographical information for our executive officers not discussed above, as of the date of this proxy statement:

Name	Age	Position/Office Held With Nutanix
Dheeraj Pandey	43	Chief Executive Officer and Chairman
Duston M. Williams	60	Chief Financial Officer
Louis J. Attanasio	59	Chief Revenue Officer
Sunil Potti	47	Chief Product and Development Officer
David Sangster	54	Executive Vice President, Engineering & Operations
Tyler Wall	52	Chief Legal Officer

Our board of directors chooses our executive officers, who then serve at the board’s discretion. There are no family relationships among any of our directors or executive officers.

For biographical information regarding Mr. Pandey, please refer to the section above titled “Proposal No. 1 Election of Directors.”

Duston M. Williams has served as our Chief Financial Officer since June 2014. Prior to joining us, Mr. Williams served as Chief Financial Officer for Gigamon Inc., a network security company, from March 2012 until June 2014. From March 2011 to January 2012, he served as Chief Financial Officer for SandForce, Inc., a data storage company acquired by LSI Corporation. From July 2010 to February 2011, Mr. Williams served as the Chief Financial Officer of Soraa, Inc., a solid state lighting company. From June 2006 to June 2010, Mr. Williams served as Vice President and Chief Financial Officer of Infinera Corporation, an optical networking systems provider. Mr. Williams holds a B.S. in Accounting from Bentley College and an M.B.A. from the University of Southern California.

Louis J. Attanasio has served as our Chief Revenue Officer since November 2017. From May 2016 until November 2017, Mr. Attanasio served as Executive Vice President and Chief Revenue Officer for Informatica LLC, a data integration and management company. From 1979 to April 2016, he served in various roles at International Business Machines, or IBM, a manufacturer of computer hardware and software, most recently as General Manager Global Sales, IBM Hybrid Cloud, General Manager Global Sales, IBM Systems Middleware, Vice President Global Sales, Cloud & Smarter Infrastructure and Vice President Software Sales, North America - East. Mr. Attanasio holds an A.A.S in Electronics from Rockland Community College - State University of New York.

Sunil Potti has served as our Chief Product and Development Officer since February 2016 and was our Senior Vice President, Engineering and Product Management from January 2015 to February 2016. Prior to joining us, Mr. Potti was with Citrix Systems, Inc., a cloud and mobile computing technology company, from April 2009 to January 2015, where he most recently served as Vice President and General Manager and previously as Vice President, Product Management and Marketing. Mr. Potti holds a B.E. in Computer Science from Osmania University and an M.S. in Computer Science from Pennsylvania State University.

David Sangster has served as our Executive Vice President, Engineering & Operations since February 2018 and was our Executive Vice President, Support & Operations from February 2016 to February 2018, our Senior Vice President, Operations from April 2014 to February 2016, and Vice President, Operations from December 2011 to April 2014. Prior to joining us, Mr. Sangster served as Vice President, Manufacturing Technology at EMC Corporation, an IT storage hardware solutions company, from July 2009 to December 2011. Mr. Sangster holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Manufacturing Systems Engineering from Stanford University and an M.B.A. in Operations and Marketing from Santa Clara University.

Tyler Wall has served as our Chief Legal Officer since November 2017. Prior to joining us, Mr. Wall was the Senior Vice President, General Counsel, at Red Book Connect, LLC, a restaurant industry SaaS and technology solutions company, from April 2014 to September 2017. Prior to that, Mr. Wall was the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Brocade, a supplier of networking hardware, software, and services, from 2005 to April 2014. Mr. Wall holds a B.S. in Economics from University of Utah, a J.D. from Santa Clara University - School of Law, and an M.B.A. from Santa Clara University - School of Business.

EXECUTIVE COMPENSATION

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation - Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”

Vote Required

The non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Our board of directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

PROPOSAL NO. 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act also enables our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After careful consideration, our board of directors has determined that a non-binding advisory vote on the compensation of our Named Executive Officers that occurs annually is the most appropriate alternative for us, and therefore our board of directors recommends that you vote for a one-year interval for the non-binding advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our board of directors considered that given the nature of our compensation programs, an annual vote is appropriate because it would enable our stockholders to provide us with their input on our compensation philosophy, policies and practices on a timely basis, and is consistent with our belief in the importance of engaging our stockholders and obtaining their input on our corporate governance matters and our executive compensation philosophy, policies and practices.

Vote Required

The alternative among one year, two years or three years that receives the highest number of votes from the holders of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

Stockholders are not voting to approve or disapprove the recommendation of our board of directors, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of the compensation of our Named Executive Officer should be held every year, two years or three years.

Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our Named Executive Officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

Our board of directors recommends a vote to hold future stockholder advisory votes on the compensation of our Named Executive Officers every “ONE YEAR”

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to our Named Executive Officers for our fiscal year ended July 31, 2018 is set forth in detail in the Fiscal 2018 Summary Compensation Table and the other tables that follow in this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers during our fiscal year ended July 31, 2018:

•	Dheeraj Pandey, Chief Executive Officer and Chairman;
•	Duston M. Williams, Chief Financial Officer;
•	Louis J. Attanasio, Chief Revenue Officer;
•	Sunil Potti, Chief Product and Development Officer; and
•	Tyler Wall, Chief Legal Officer

Our board of directors has delegated to the compensation committee the authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefit plans.

EXECUTIVE SUMMARY

Our goal is to create an executive compensation program that attracts and motivates the top executives who are essential for building Nutanix into the enterprise cloud platform company that we aspire to be. Achieving this goal depends on our continued discipline as we execute on our growth strategy and significantly invest in our business in order to build scale and increase our leadership in our industry. Since our IPO in 2016, our business has grown rapidly, and maintaining this growth requires the intense focus and dedication of our executives. The velocity of our growth has also required that we recruit new seasoned leaders who have experienced the complexity involved in this level of rapid growth and who can grow a company at scale. Accordingly, we continue to design and update our executive compensation programs to match the maturity, size, scale, growth and continuing aspirations of our business to create value for our stockholders. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned top-caliber technology leaders. The market for skilled management and personnel that we seek to hire and retain is fiercely competitive, therefore our executive compensation programs are critical in supporting the growth of our business.

This executive summary provides an overview of:

•	Our fiscal 2018 business highlights;
•	Our executive compensation practices; and
•	And our Say-on-Pay vote for executive compensation and Say-on-Pay frequency vote.

Fiscal 2018 Business Highlights

We provide a leading enterprise cloud platform that powers many of the world’s business applications and end user services by digitizing traditional silos of enterprise computing. With the advent of cloud as a mainstream consumption paradigm, enterprises are increasingly keen to re-platform existing IT environments with a hybrid cloud architecture that allows businesses to utilize a private cloud, leverage public cloud where applicable, and distribute this hybrid cloud architecture to the edge where their business engages with devices and users. Our solution allows our customers to virtualize various clouds - private, public, edge - into one seamless cloud enabling enterprises to choose the right cloud for the right application. Nutanix’s solution converges compute, virtualization, storage, networking, desktop, governance and security services in one integrated, simple to consume solution delivered through software. Further, our software and software-as-a-service, or SaaS, solutions allow enterprises to simplify the complexities of a multi-cloud environment with automation, cost governance and compliance. Nutanix underpins the platform with unique web-scale engineering and one-click operational simplicity that powers any scale deployment, while giving customers the freedom of choice across various hardware platforms, virtualization solutions and major public cloud providers.

In fiscal 2018, we embarked on a business model transition toward a software-centric business over the near term and a consumption model transition toward a subscription-based business model over the long term. The successful and disciplined execution of this transition against our plan resulted in significant growth and strong financial performance, including significant expansion of our gross margins and increased software and support billings and revenues. However, due to this continuing transition in our business and consumption model, our targets with respect to certain top-line metrics, such as total revenue and total billings, continue to shift as well. Therefore, we designed the annual incentive component of our executive compensation program in fiscal 2018 to align with key performance measures, such as the imputed software value on bookings, that we believe to be indicators of our success through these transitions in our business model. In addition, we believe we have a unique opportunity many other companies may not have, and will continue to focus on capturing this large and growing market opportunity, which requires that we continue to heavily invest in our business.

Our strong business results in fiscal 2018 provides context for stockholders reviewing our executive compensation disclosures:

•	Fiscal 2018 revenue grew to $1.16 billion, crossing the $1 billion revenue milestone, while executing our shift to software-only sales and eliminating $169 million in lower margin pass-through hardware revenue. We grew software and support revenue 49% in the fourth quarter compared to the fourth quarter of fiscal 2017. Information on the disaggregation of revenue is set forth on page 84 of our Annual Report on Form 10-K, as filed with the SEC on September 24, 2018.

•	Fiscal 2018 GAAP gross margin increased to 66.6% from 61.3% in fiscal 2017; non-GAAP gross margin increased to 68.1% from 63.1% in fiscal 2017. Ended fiscal 2018 with a fourth quarter GAAP gross margin of 75.9% and non-GAAP gross margin of 77.7%, compared to a GAAP gross margin of 61.4% and non-GAAP gross margin of 62.6% in the fourth quarter of fiscal 2017. The reconciliation of GAAP gross margin and non-GAAP gross margin is set forth on page 46 of our Annual Report on Form 10-K, as filed with the SEC on September 24, 2018.
•	Approximately 1,000 new end customers were added in the fourth quarter of fiscal 2018, bringing our total end customer count as of July 31, 2018 to over 10,600, which included over 700 total Global 2000 customers as of July 31, 2018, up from over 500 total Global 2000 customers as of July 31, 2017.
•	In fiscal 2018, we closed 201 deals worth more than $1 million and had 26 customers with a lifetime spend of more than $10 million. This compares to 144 deals worth over $1 million and 11 customers with a lifetime spend of over $10 million in fiscal 2017.
•	Total stockholder return was 128% for the one-year period ending July 31, 2018, compared to an average total shareholder return of 45% for our 2018 peer group, 20% for the NASDAQ Composite Index and 14% for the S&P 500.

*	Based on closing prices on August 1, 2017 and July 31, 2018.

Fiscal 2018 also saw the addition of a number of top executives whom we believe have the skillset and discipline to help us grow at scale and deliver stockholder value. We have recruited unique executives who have played integral roles in helping software and technology companies reach multi-billions in billings and revenue. The number of executives with this experience is relatively low, therefore, we created very competitive compensation packages to attract these individuals in anticipation of the stockholder value they will help create.

We believe our Named Executive Officers’ compensation for fiscal 2018 appropriately reflected and rewarded their collective contributions to our performance, as well as laid the foundational investment in our executives, as they execute our longer-term ambitions. As we surpass $1.1 billion in annual revenue, we have attracted and retained an executive management team of seasoned and accomplished leaders capable of driving top-line growth at a larger scale, focusing on executing on our market opportunities and leading us through our next phase of growth.

Executive Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2018:

What We Do	What We Don’t Do
* Performance-based cash and equity incentives

* 100% independent compensation committee

* Independent compensation consultant engaged by
   the compensation committee

* Annual executive compensation review of
   compensation strategy and risks

* Equity-based executive and director compensation
   to align with the interests of our stockholders

* Multi-year vesting requirements for performance-
   based RSU, or PRSU, and RSU awards granted to
   our executive officers

* Our executives participate in broad-based
   company health and welfare benefits programs
   alongside all other full-time salaried employees

* Our directors are compensated 100% with equity
   to align our directors with the long-term interests
   of our stockholders

* Director stock ownership guidelines

* No retirement or pension-type plans other than the
   standard 401(k) offered to all employees

* No perquisites and other personal benefits, other
   than standard benefits typically received by other
   employees

* No tax gross-ups for change of control payments
   and benefits

* No short sales, hedging, or pledging of stock
   ownership positions and transactions involving
   derivatives of our common stock

* No strict benchmarking of compensation to a
   specific percentile of our peer group

Say-on-Pay Vote on Executive Compensation and Say-on-Pay Frequency Vote

In prior years, we were an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our Named Executive Officers, or a Say-on-Pay vote. At the Annual Meeting, we will be conducting our first Say-on-Pay vote, as described in Proposal No. 3 of this proxy statement, as well as a vote to determine how frequently we should be holding a Say-on-Pay vote, as described in Proposal No. 4 of this proxy statement.

DISCUSSION OF OUR FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and to align our executives with the long-term interests of our shareholders. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our executive compensation program.

Executive Compensation Philosophy

Our desire is to create a premier enterprise cloud platform software company, and our compensation philosophy is singularly focused on the achievement of that goal. We operate in a highly competitive business environment characterized by a rapidly changing market and frequent technological advances, and we expect competition among companies in our market to continue to increase. In the past several years, we have experienced a high level of growth and have focused our current business strategy on maintaining that growth at scale. To successfully execute on this growth strategy in this dynamic environment, we need to recruit, incentivize and retain talented and seasoned leaders who are able to execute at the highest level and deliver stockholder value. We have structured our executive compensation program to align with this strategy by adopting a mix of short-term and long-term incentives, which we believe will motivate our executive officers to execute to our short-term and long-term growth strategy.

We actively compete with many other companies in seeking to attract and retain a skilled executive management team that has successfully and rapidly scaled and managed multi-billion dollar software businesses. This is especially challenging in the San Francisco Bay Area and Silicon Valley markets in which we have our headquarters, where there are a large number of rapidly expanding technology companies, especially in the software space, intensely competing for highly qualified candidates. We have responded to this intense competition for talent by implementing compensation practices designed to attract and motivate our executive officers to pursue our corporate objectives, while incentivizing them to create long-term value for our stockholders, such that these executives can help lead us to become the premier software platform company we aspire to be.

Our executive compensation program combines short-term and long-term components, including salary, cash bonuses and equity awards. In particular, we have a strong belief that our employees should share in the ownership of Nutanix. Therefore, equity compensation is a significant part of our compensation packages, which we believe best aligns the interests of our employees with those of our stockholders.

Our compensation committee regularly reviews and adjusts our executive compensation program to align with the maturity, size, scale, growth and aspirations of our business. Due to the dynamic nature of our industry and our business, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

Executive Compensation Objectives

The current objectives of our executive compensation program are to:

•	Attract, motivate and retain highly qualified executive officers who have successfully and rapidly scaled other technology companies, and who possess the skills and leadership to execute on our growth business strategy and lead us to become the company we aspire to be to deliver stockholder value;
•	Reflect our growth-centric strategy, which includes significant investments for our future growth;
•	Reward our executive officers for achieving or exceeding our strategic and financial performance goals; and
•	Align the long-term goals of our executive officers and employees with those of our stockholders through a focus on ownership.

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our Named Executive Officers, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and in determining the long-term incentive component of compensation, considering factors related to our performance, including accomplishment of our long-term business and financial goals. For additional information about the compensation committee, see “Corporate Governance at Nutanix - Board of Directors and Its Committees - Compensation Committee” in this proxy statement.

Compensation decisions for our executive officers are made by the compensation committee, with the input of its independent compensation consultant, as well as from our CEO and our management team (except with respect to their own compensation). The compensation committee periodically reviews the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as necessary.

The compensation committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The compensation committee, however, does not strictly benchmark compensation to a specific percentile of our peer group, nor does it apply a formula or assign relative weights to specific compensation elements. In addition, while compensation peer group data is a factor, the compensation committee is forward-looking in aligning our executive compensation program with the unique growth opportunity we believe we have, which is not captured by reviewing peer data.

The compensation committee makes compensation decisions after the consideration of many factors, including:

•	The performance and experience of each executive officer;
•	The scope and strategic impact of the executive officer’s responsibilities and the criticality of the executive officer’s role to the performance of the company;
•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The performance of our executive team as a whole;
•	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills;
•	The past compensation levels of each individual;
•	The relative compensation among our executive officers; and
•	The competitiveness of compensation relative to our peer group.

The compensation committee operates under a written charter adopted by our board of directors. A copy of the charter is posted on the investor relations section of our website located at http://ir.nutanix.com.

Role of Management

The compensation committee works with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our CEO makes recommendations to our compensation committee, often attends compensation committee meetings and is involved in the determination of compensation for our executive officers, except that our CEO does not make recommendations as to his own compensation. Because of his direct role overseeing our executive officers, our CEO makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Role of Compensation Consultant

The compensation committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities. For fiscal 2018, the compensation committee engaged Compensia, Inc., or Compensia, a nationally recognized compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia evaluated the following components to assist the committee in establishing compensation for fiscal 2018, including:

•	Base salary;
•	Target and actual annual incentive compensation, or sales incentive compensation;
•	Target and actual total cash compensation (base salary and annual incentive compensation);
•	Long-term incentive compensation (equity awards); and
•	Beneficial ownership of our common stock.

Based on the consideration of the factors specified in the rules of the SEC and the listing standards of NASDAQ, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee and our management team has raised any conflicts of interest. The compensation committee reviews these factors on an annual basis. As part of the compensation committee’s determination of Compensia’s independence for fiscal 2018, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to the compensation committee.

Peer Group

The compensation committee reviews market data of companies that we believe are comparable to us. With Compensia’s assistance, the compensation committee developed a peer group for use when making its fiscal 2018 compensation decisions, which consisted of companies that are located in the same geographical area and that had revenues, growth rates, market capitalization and a number of employees within a range similar to that of Nutanix. While the compensation committee takes into account compensation practices of the peer companies, the compensation committee uses this information as one of many factors in its deliberations on compensation matters, as described above, and does not set compensation levels to meet specific percentiles.

The compensation committee referred to compensation data from this peer group when making fiscal 2018 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2018 peer group:

Arista Networks	Box	Cornerstone OnDemand
F5 Networks	FireEye	Fortinet
j2 Global	Palo Alto Networks	Proofpoint
Pure Storage	Splunk	Tableau Software
Twilio	Ultimate Software Group

In July 2018, the compensation committee reviewed the compensation peer group that would be used for fiscal 2019 compensation decision making. In light of the rapid growth and increase in market capitalization that we experienced since the beginning of fiscal 2018, the compensation committee determined that j2 Global, The Ultimate Software Group, FireEye, Box and Cornerstone OnDemand should be removed and, VMware, Red Hat, Workday, ServiceNow, Shopify, Veeva Systems, Guidewire Software, Pivotal Software, New Relic and Okta should be added to the peer group, given their market capitalization, their size, scale, and growth as software companies, and the fact that they compete with Nutanix for executive talent. The committee believes that this updated peer group is a better reflection of the company’s current status following our immense growth during fiscal 2018 and will help align our executive compensation with our growth plan in the near and long term.

The following is a list of the public companies that comprise our fiscal 2019 peer group:

Arista Networks	F5 Networks	Fortinet	Guidewire Software
New Relic	Okta	Palo Alto Networks	Pivotal Software
Proofpoint	Pure Storage	Red Hat	ServiceNow
Shopify	Splunk	Tableau Software	Twilio
Veeva Systems	VMware	Workday

COMPONENTS OF COMPENSATION PROGRAM AND FISCAL 2018 COMPENSATION

Our executive compensation program consists of the following primary components:

•	base salary;
•	target and actual annual incentive compensation or sales incentive commission;
•	long-term equity compensation;
•	beneficial ownership of our common stock; and
•	severance and change in control-related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs generally made available to all of our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our Named Executive Officers and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. In particular, our corporate culture encourages a long-term focus by our executive officers, including our Named Executive Officers, as well as all our other employees, by placing a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. On average, our fiscal 2018 compensation packages for our Named Executive Officers were comprised of 4% in base salary, 4% in annual incentives, and 92% in long-term incentives:

Long Term Incentives (Equity): 92%
Base Salary: 4%
Annual Incentives: 4%

Base Salaries

We pay base salaries to our Named Executive Officers to compensate them for services rendered during the year and provide predictable income. Generally, we establish the initial base salaries of our executive officers at the time we hire the individual executive officer, taking into account the executive officer’s experience, skills and knowledge and the scope of the responsibilities, as well as benchmarking against our peer group. In addition, the competition in the market in which we recruit from plays a role in setting salary levels due to the difficulty in recruiting candidates with the level of talent and experience we believe are necessary for us to execute on our business and growth plans. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our Named

Executive Officers are reviewed on an annual basis by our CEO (other than his own salary, which is reviewed and determined by the compensation committee) and the compensation committee, based on their experience setting salary levels and in determining compensation for senior executives.

Fiscal 2018 Base Salaries

In December 2017, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salary of our Named Executive Officers (other than Messrs. Attanasio and Wall), which were effective December 1, 2017, to reward them for their performance in the prior year. Based on an analysis prepared by Compensia, the then-current base salary level for each Named Executive Officer (other than Messrs. Attanasio and Wall, who were not considered for a salary increase in light of their recent hires) was below the median for the comparable executive in our compensation peer group. To move the target total cash compensation opportunity closer towards the median of the competitive market, and to reward each individual’s outstanding performance, our compensation committee approved base salary increases for each Named Executive Officer, as set forth below.

Name Executive Officer	Base Salary	Percentage Increase from Fiscal 2017 Base Salary
Dheeraj Pandey	$400,000	60%
Duston Williams	$400,000	60%
Louis J. Attanasio(1)	$775,000	0%
Sunil Potti	$365,000	46%
Tyler Wall(2)	$350,000	0%
(1)	Mr. Attanasio’s base salary was determined in connection with his employment agreement, dated October 15, 2017. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.
(2)	Mr. Wall’s base salary was determined in connection with his employment agreement, dated November 20, 2017. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.

Target and Actual Annual Incentive Compensation

Our board of directors adopted the Executive Incentive Compensation Plan, or the Executive Bonus Plan. Our Executive Bonus Plan will allow our compensation committee to provide incentive awards to employees selected by our compensation committee, including our Named Executive Officers.

Under our Executive Bonus Plan, our compensation committee determines the performance goals (if any) applicable to any award or portion of an award and may choose the performance goals from a wide range of possible metrics as set forth in the Executive Bonus Plan. The performance goals may differ from participant to participant and from award to award.

Our compensation committee administers our Executive Bonus Plan and may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, at the discretion of the compensation committee. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash in a single lump sum only after they are earned, which usually requires continued employment through the last day of the performance period. If a participant terminates employment because of death or disability before the actual award is paid, the award may be paid to the participant’s estate or to the participant, as applicable, subject to the compensation committee’s discretion to reduce or eliminate the award. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Bonus Plan.

Our board of directors and our compensation committee have the authority to amend, alter, suspend or terminate our Executive Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Fiscal 2018 Executive Bonus Plan

Each year, our compensation committee determines the terms and conditions for the Executive Bonus Plan for the year. In fiscal 2018, our compensation committee adopted and approved the terms and conditions for fiscal 2018, or the Fiscal 2018 Executive Bonus Plan, which provided for potential performance-based incentive payouts to certain executives not paid sales commissions, including our Named Executive Officers other than Mr. Attanasio. Further, the Fiscal 2018 Executive Bonus Plan provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate objectives, as set forth in our annual operating plan. The target levels for the corporate objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. Payouts under the Fiscal 2018 Executive Bonus Plan ranged between 0% to 200% depending on achievement of the performance measures, with bonus payouts made as a lump sum payment every six months. In the first half of the year, the amount paid would be 50% of the calculated payout, with a minimum performance requirement of 100% achievement to receive the payment.

In December 2017, the dollar amount of the target annual incentive compensation opportunities increased for each of our Named Executive Officers (except for Messrs. Attanasio and Wall) as part of the compensation committee’s annual analysis of the total cash compensation package provided to the executive officers. Messrs. Attanasio and Wall were not considered for adjustments to their annual bonus or commission targets as they had recently joined us at the time the increases were approved. The target annual incentive compensation opportunities established under the Fiscal 2018 Executive Bonus Plan for our Named Executive Officers were as follows:

Name Executive Officer	Annual Bonus Target	Annual Bonus Target as a % of Base Salary	Change from Fiscal 2017 Bonus Target(1)
Dheeraj Pandey	$400,000	100%	60%
Duston Williams	$260,000	65%	73%
Louis J. Attanasio(2)	—	—	—
Sunil Potti	$235,000	64%	57%
Tyler Wall(3)	$150,000	43%	(3)
(1)	Represents the percentage increase in the dollar amount of the Annual Bonus Target from fiscal 2017.
(2)	Mr. Attanasio participated in our sales incentive plan in fiscal 2018, as explained further below.
(3)	Mr. Wall’s annual bonus target was determined in connection with his employment agreement, dated November 20, 2017. See the section entitled “Executive Compensation - Employment Arrangements” for more details

Performance Measures

The Named Executive Officers’ performance measures for payment under the Fiscal 2018 Executive Bonus Plan included: 1) imputed software value, or ISV, on bookings, 2) bookings from Global 2000 customers and 3) new customer adds. We define bookings as the total billable amount under binding purchase orders received by the company during a given period. ISV on bookings is calculated by subtracting the cost of the hardware for a relevant order from total bookings. The compensation committee believes that ISV on bookings is a performance metric that allows us to better track the true growth of our software business by excluding the amounts attributable to the pass-through hardware that we use to deliver our solutions. Bookings from Global 2000 customers represents the aggregate dollar amount of bookings from companies on the Forbes 2017 Global 2000 list. New customer adds counts total new logos added in the period and is measured against our annual operating plan. The compensation committee believes that bookings from Global 2000 companies and new customer adds are important indicators of the success of key elements of our growth strategy, which includes our focus on expanding our position with the Global 2000 and continued investment in acquiring new end customers.

The compensation committee believed that these performance measures were objective measures of our successful achievement of its growth and business strategy, especially in light of our ongoing business and consumption model transition. These performance measures under our Fiscal 2018 Executive Bonus Plan, while significant to our achievement of our growth and business strategy, are our internal metrics that we do not disclose in our financial statements.

The following table describes the relative weighting of each performance measure and the payout percentages that would be used to calculate the actual payout based on achievements of the targets at and between the low end of the target range and the high end of the target range. Any achievement of the plan targets between the low and high end of the target range would correlate to a lower or higher payout percentage between zero and 200 percent.

Performance Metric	Weighting	Plan Targets	Payout %
Imputed Software Value on Bookings	50%	Less than 87% of Target	0%
		Between 87% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 107% of Target	Between 100 and 200%
		107% or more of Target	200%
Bookings from Global 2000 Customers	25%	Less than 26% of Total Bookings	0%
		Between 26% and 30% of Total Bookings	Between 0% and 100%
		30% of Total Bookings	100%
		Between 30% and 32% of Total Bookings	Between 100% and 200%
		32% or more of Total Bookings	200%
New Customer Adds	25%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 110% of Target	Between 100% and 200%
		110% or more of Target	200%

Fiscal 2018 Executive Bonus Plan Payouts

The achievement of the individual performance metrics for the Named Executive Officers under the Fiscal 2018 Executive Bonus Plan were as follows:

Performance Metric	Achievement of Plan Target	Payout %	Weighting	Weighted Total
Imputed Software Value on Bookings	101.1%	110.7%	50%	55.4%
Bookings from Global 2000 Customers	106.9%	193.3%	25%	48.3%
New Customer Adds	92.5%	24.5%	25%	6.1%
			Total	109.8%

The aggregate payout amounts were calculated by multiplying the Named Executive Officer’s annual bonus target and the total performance achievement percentage, which was 109.81% in fiscal 2018. The aggregate payouts received by each Named Executive Officer under the Fiscal 2018 Executive Bonus Plan were:

Name Executive Officer	Annual Bonus Target	Payout Amount for Fiscal 2018
Dheeraj Pandey	$400,000	$439,225
Duston Williams	$260,000	$285,496
Louis J. Attanasio(1)	—	—
Sunil Potti	$235,000	$258,044
Tyler Wall(2)	$150,000	$111,895
(1)	Mr. Attanasio participated in our annual sales incentive commission plan in fiscal 2018, as explained below.
(2)	Mr. Wall’s payout was pro-rated based on his starting date at the company.

Sales Incentive Plan

Since much of Mr. Attanasio’s responsibilities are focused on sales of our solutions, our compensation committee determined that it would be more appropriate for Mr. Attanasio to participate in a sales incentive plan with terms that correspond to the results achieved by his team in the initial year of providing services to us as Chief Revenue Officer, rather than in the Fiscal 2018 Executive Bonus Plan described above. Thus, in fiscal 2018, Mr. Attanasio participated in an individualized sales incentive plan that is similar to the plans used for all of our sales employees and earned commissions based on the bookings generated by his sales team. Mr. Attanasio’s annual target under the sales commission plan was $775,000, which was determined by our compensation committee and took into account the compensation factors described above under the heading “Executive Compensation - Compensation Discussion and Analysis - Compensation-Setting Process.”

Under the sales incentive plan, Mr. Attanasio was eligible to receive commissions based on a first half quota tied to total bookings and a second half quota tied to ISV on bookings, reflective of the fiscal 2018 shift in our business to software-only. In addition, as set forth in the table below, Mr. Attanasio was eligible for higher commission percentages if he achieved over 100% of his quota targets.

Period	Payout Target	Quota Target Tiers	Commission Payout % for Each Tier	Payouts at Each Commission Tier	Total Payout
First Half of Fiscal 2018	$191,597(1)	Tier 1: Up to 100% of quota	0.0511%	$191,597	$245,987(2)
		Tier 2: Over 100% up to 102% of quota	0.1022%	$7,664
		Tier 3: Above 102% of quota	0.1533%	$46,725
Second Half of Fiscal 2018	$387,500	Tier 1: Up to 100% of quota	0.0625%	$387,500	$405,975(3)
		Tier 2: Over 100% up to 102% of quota	0.1251%	$15,500
		Tier 3: Above 102% of quota	0.1876%	$2,975
(1)	Mr. Attanasio’s first half payout was pro-rated based on his starting date at the company.
(2)	Reflects 110% achievement of total quota target.
(3)	Reflects 102% achieve of total quota target.

Pursuant to the terms of the employment agreement with Mr. Attanasio, starting with fiscal 2019, we had the option to shift Mr. Attanasio to the Executive Bonus Plan from the sales incentive plan. The compensation committee has made the determination that Mr. Attanasio’s participation in the Executive Bonus Plan would better align his target incentive compensation with the long-term interests of our stockholders and he is thus currently a participant in the fiscal 2019 Executive Bonus Plan, with an annual bonus target of $775,000.

Long-Term Equity Compensation

Our corporate culture encourages a long-term focus by our executive officers, including our Named Executive Officers, as well as all our other employees. In keeping with this culture, our executive compensation program places a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance.

These equity awards are typically time-based RSUs but where appropriate, we also grant PRSUs that are tied to the development to our transformation to a subscription-based company.

We believe that RSUs offer predictable value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We also believe that PRSUs directly link a significant portion of an executive officers’ target total direct compensation to our financial performance based on the achievement of one or more pre-established financial performance metrics. In fiscal 2018, we granted a PRSU to our CEO, and certain of our our executive officer’s hold PRSUs from prior fiscal years. Together, RSUs and PRSUs are important tools to motivate and retain our highly sought-after executive officers since the value of the awards is delivered to our executive officers over multi-year periods, subject to their continued service. Going forward, we may introduce other forms of equity awards to our executive officers, including our Named Executive Officers, to continue to maintain a strong alignment of their interests with the interests of our stockholders.

The compensation committee, in consultation with our CEO (other than with respect to himself) and its independent compensation consultant, determines the size, mix, material terms and, in the case of PRSUs, performance metrics of the equity awards granted to our executive officers, taking into account a number of factors as described in the section “Executive Compensation - Compensation Discussion and Analysis - Compensation-Setting Process.”

Fiscal 2018 Equity Awards

The following table sets forth the number of shares of our common stock subject to the RSUs and PRSUs granted to each Named Executive Officer in fiscal 2018. For Messrs. Attanasio and Wall, the RSUs granted reflect the new hire grants each Named Executive Officer received when they joined the company and are thus larger than the annual refresh equity awards we granted to our continuing executives. As discussed above in “Executive Compensation - Compensation Discussion and Analysis - Executive Summary - Fiscal 2018 Business Highlights,” the compensation packages for our newly hired executives in fiscal 2018 are reflective of our desire to recruit unique executives with the experience, skills, and transformational mindset needed for us to maintain our rapid growth at scale and provide stockholder value. With respect to Mr. Attanasio’s grant, the compensation committee believed that he represented a unique mix of experience and vision to not only execute on our growth-centric business plan, but to also lead our sales organization through the complexity of our transition to software-only and our longer-term goal to shift to selling cloud-based services on a subscription basis.

Name Executive Officer	Number of RSUs(1)	Grant Date Fair Value of RSUs(2)	Number of PRSUs	Grant Date Fair Value of PRSUs(3)
Dheeraj Pandey	200,000	$6,942,000	100,000(4)	$3,471,000
Duston Williams	120,000	$4,165,200	—	—
Louis J. Attanasio(5)	1,200,000	$41,556,000	—	—
Sunil Potti	100,000	$3,471,000	—	—
Tyler Wall(6)	300,000	$10,389,000	—	—
(1)	Except for Messrs. Attanasio and Wall, our Named Executive Officers received their RSU awards in December 2017 in connection with the annual executive officer compensation review, and such RSU awards vest quarterly over four years, subject to the Named Executive Officer’s continued service. The additional information regarding the vesting schedules of these RSU awards, see the section titled “Executive Compensation - Executive Compensation Tables” below.
(2)	The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the Named Executive Officers.

(3)	The amounts reported represent the grant date fair value of the PRSUs, as computed in accordance with ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflects the accounting cost for the equity awards, and does not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported assume the probable outcome of the applicable performance conditions at the grant date.
(4)	Subject to Mr. Pandey’s continuous service, the shares underlying this PRSU will vest upon the achievement of certain milestones as determined by the compensation committee. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.
(5)	Mr. Attanasio’s RSU award was granted in connection with his employment agreement, dated October 15, 2017. See the section entitled “Executive Compensation - Employment Arrangements” for more details.
(6)	Mr. Wall’s RSU award was granted in connection with his employment agreement, dated November 20, 2017. See the section entitled “Executive Compensation - Employment Arrangements” for more details.

Severance and Change in Control-Related Benefits

Our Named Executive Officers are each eligible to participate in our Change of Control and Severance Policy, which provides each of them with protections in the event of their involuntary termination of employment following a change in control of the company. In addition, certain of the executive officers may have such provisions in their employment agreements. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control. The terms of these agreements and the Change of Control and Severance Policy were determined after our board of directors and compensation committee reviewed our retention goals for each Named Executive Officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see section titled “Executive Compensation - Employment Arrangements.”

EMPLOYMENT ARRANGEMENTS

We have entered into employment agreements with our Named Executive Officers. Each of these arrangements provides for “at-will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and may protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of the company. These offers of employment were each subject to the execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the compensation committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business. Accordingly, it recognized that it would need to develop highly competitive compensation packages to attract qualified candidates in a competitive labor market. At the same time, the compensation committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see section below titled “Executive Compensation - Employment Arrangements.”

OTHER COMPENSATION POLICIES

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our Named Executive Officers, which the compensation committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings accounts, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our Named Executive Officers, directors and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors, executive officers, and certain other key employees, including our Named Executive Officers, pre-clear with our legal department any proposed open market transactions.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 5, 2017 that has not been subsequently materially modified.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our Named Executive Officers and do not currently have any immediate plans to do so. The compensation committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The compensation committee intends to continue to compensate our Named Executive Officers in a manner consistent with the best long-term interests of the company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers and directors, and service providers who hold significant equity interests, and certain highly compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. However, under our Change of Control and Severance Policy, if any payment or benefits to a policy participant, including the payments and benefits under the policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a Named Executive Officer is required to render service in exchange for the option or other award.

For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Compensation Risk Assessment

Our compensation committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Jeffrey T. Parks (Chair)
John McAdam
Ravi Mhatre
Susan L. Bostrom

EXECUTIVE COMPENSATION TABLES

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table presents all of the compensation awarded to, or earned by, our Named Executive Officers during the fiscal year ended July 31, 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(1) ($)		Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)		Total ($)
Dheeraj Pandey Chief Executive Officer and Chairman(4)	2018	350,000	—		10,413,000	(5)	439,225		11,202,225
	2017	250,000	6,350,000	(6)	—		80,700	(7)	6,680,700
	2016	250,000	—		—		198,258	(8)	448,258
Duston M. Williams Chief Financial Officer	2018	350,000	—		4,165,200		285,496		4,800,696
	2017	250,000	—		3,660,000		80,700		3,990,700
	2016	250,000	—		—		198,259		448,259
Louis J. Attanasio Chief Revenue Officer(9)	2018	578,314	—		41,556,000		651,901		42,786,215
	2017	—	—		—		—		—
	2016	—	—		—		—		—
Sunil Potti Chief Product & Development Officer	2018	326,667	—		3,471,000		258,044		4,055,711
	2017	250,000	—		—		80,700		330,700
	2016	250,000	—		3,482,500		198,258		3,930,758
Tyler Wall Chief Legal Officer(10)	2018	238,636	—		10,389,000		111,895		10,739,531
	2017	—	—		—		—		—
	2016	—	—		—		—		—
(1)	The amounts in this column represent the aggregate grant-date fair value of stock option awards as computed in accordance with ASC Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on September 24, 2018.
(2)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSU awards. The grant date fair value was determined using the closing share price of our common stock on the date of grant.
(3)	The amounts reported represent the amounts paid under our executive bonus plan or, in the case of Mr. Attanasio, our sales incentive plan.
(4)	Mr. Pandey served as our President, CEO and Chairman until February 2016, at which point his title was changed to CEO and Chairman. He continues to hold all of the responsibilities of the principal executive officer.
(5)	Mr. Pandey was granted RSUs in fiscal 2018 with a total grant date fair value of $10,413,000, of which $3,471,000 is subject to certain performance conditions which had been assessed as probable of being achieved as of the date of grant.
(6)	Mr. Pandey was granted stock options with a total granted date fair value of $6,350,000, of which $3,275,000 is subject to certain performance conditions which had been assessed as probable of being achieved as of the date of grant.
(7)	Under our executive bonus plan, Mr. Pandey was eligible to receive a payment of $80,700 based on achievement of plan metrics for fiscal 2017. However, Mr. Pandey waived his right to receive incentive payments for fiscal 2017. Thus, the amounts reported as earned in this column were not paid to Mr. Pandey.
(8)	Under our executive bonus plan, Mr. Pandey was eligible to receive a payment of $198,258 based on achievement of plan metrics for fiscal 2016. However, Mr. Pandey waived his right to receive incentive payments for fiscal 2016. Thus, the amounts reported as earned in this column were not paid to Mr. Pandey.
(9)	Mr. Attanasio joined the company in November 2017.
(10)	Mr. Wall joined the company in November 2017.

GRANT OF PLAN BASED AWARDS

The following table presents, for each of our Named Executive Officers, information concerning each equity award grant made during the fiscal year ended July 31, 2018. This information supplements the information about these awards set forth in the “Fiscal 2018 Summary Compensation Table” above.

			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units(1) (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Named Executive Officer	Grant Date	Approval Date	Threshold	Target		Maximum
Dheeraj Pandey	12/12/2017	12/12/2017	—	100,000	(3)	100,000	(3)					3,471,000
	12/12/2017	12/12/2017						200,000	(4)			6,942,000
Duston M. Williams	12/12/2017	12/12/2017						120,000	(5)			4,165,200
Louis J. Attanasio	11/28/2017	11/28/2017						1,000,000	(6)			34,630,000
	11/28/2017	11/28/2017						200,000	(7)			6,926,000
Sunil Potti	12/12/2017	12/12/2017						100,000	(8)			3,471,000
Tyler Wall	11/28/2017	11/28/2017						300,000	(9)			10,389,000
(1)	Represents the number of shares of common stock subject to RSUs. For additional information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Compensation.”
(2)	Represents the aggregate grant date fair value of equity grants in fiscal 2018 computed in accordance with ASC Topic 718.
(3)	One-third of the RSUs will vest on the later of January 1, 2019 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the RSUs will vest on the later of January 1, 2020 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the RSUs will vest on the later of January 1, 2021 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date.
(4)	The RSUs vest as to 12,500 shares quarterly, subject to continuous service through the applicable vesting date.
(5)	The RSUs vest as to 7,500 shares quarterly, subject to continuous service through the applicable vesting date.
(6)	The RSUs vest as to twenty-five percent of the shares on December 15, 2018, with the remaining shares to vest in quarterly installments of 62,500 shares thereafter, subject to continuous service through the applicable vesting date.
(7)	The RSUs vest as to 12,500 shares quarterly, beginning on March 15, 2020, subject to continuous service through the applicable vesting date.
(8)	The RSUs vest as to 6,250 shares quarterly, subject to continuous service through the applicable vesting date.
(9)	The RSUs vest as to twenty-five percent of the shares on December 15, 2018, with the remaining shares to vest in quarterly installments of 18,750 shares thereafter, subject to continuous service through the applicable vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END TABLE

The following table presents, for each of our Named Executive Officers, information concerning each equity award grant made during the fiscal year ended July 31, 2018. This information supplements the information about these awards set forth in the “Fiscal 2018 Summary Compensation Table” above.

		Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Dheeraj Pandey	3/28/2012	886,000	(2)	—		$0.49	3/27/2022
	6/3/2012	705,000	(2)	—		$0.49	06/12/2022
	9/16/2016	500,000	(3)	—		$12.00	09/15/2026
	9/16/2016	—		500,000	(4)	$12.00	09/15/2026
	12/12/2017										100,000	(4)	4,889,000
	12/12/2017							175,000	(5)	8,555,750
Duston M. Williams	6/19/2014	450,000	(2)	—		$3.20	06/18/2024
	6/19/2014	205,000	(2)	—		$3.20	06/18/2024
	9/16/2016							250,000	(6)	12,222,500
	12/12/2017							105,000	(7)	5,133,450
Louis J. Attanasio	11/28/2017							1,000,000	(8)	48,890,000
	11/28/2017							200,000	(9)	9,778,000
Sunil Potti	1/26/2015							87,500	(10)	4,277,875
	1/26/2015							32,143	(11)	1,571,421
	1/26/2015							40,625	(12)	1,986,156
	12/12/2017							87,500	(13)	4,277,875
	4/27/2016										250,000	(4)	12,222,500
Tyler Wall	11/28/2017							300,000	(14)	14,667,000
(1)	Based on the closing price of Nutanix Class A common stock on July 31, 2018, which was $48.89.
(2)	The shares subject to the options are fully vested and exercisable immediately.
(3)	The options allow early exercise and are immediately exercisable. The shares subject to the options vest as to 10,416 shares monthly, subject to continuous service through the applicable vesting date.
(4)	One-third of the shares subject to the awards will vest on the later of January 1, 2019 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2020 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2021 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date.
(5)	The RSUs vest as to 12,500 shares quarterly, subject to continuous service through the applicable vesting date.
(6)	The RSUs vest as to 25,000 shares quarterly, subject to continuous service through the applicable vesting date.
(7)	The RSUs vest as to 7,500 shares quarterly, subject to continuous service through the applicable vesting date.
(8)	The RSUs vest as to twenty-five percent of the shares on December 15, 2018, with the remaining shares to vest in quarterly installments of 62,500 shares thereafter, subject to continuous service through the applicable vesting date.

(9)	The RSUs vest as to 12,500 shares quarterly, beginning on March 15, 2020, subject to continuous service through the applicable vesting date.
(10)	The RSUs vest as to 43,750 shares quarterly, subject to continuous service through the applicable vesting date.
(11)	The RSUs vest as to 3,571 shares quarterly, subject to continuous service through the applicable vesting dates.
(12)	The RSUs vest as to 3,125 shares quarterly, subject to continuous service through the applicable vesting dates.
(13)	The RSUs vest as to 6,250 shares quarterly, subject to continuous service through the applicable vesting date.
(14)	The RSUs vest as to twenty-five percent of the shares on December 15, 2018, with the remaining shares to vest in quarterly installments of 18,750 shares thereafter, subject to continuous service through the applicable vesting date.

2018 OPTION EXERCISES AND STOCK VESTED VALUE

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during fiscal 2018.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dheeraj Pandey	—	—	25,000	1,453,750
Duston M. Williams	600,000	24,926,208	65,000	3,779,750
Louis J. Attanasio	—	—	—	—
Sunil Potti	—	—	211,161	9,365,279
Tyler Wall	—	—	—	—
(1)	The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the closing price of our Class A common stock on the date of exercise, multiplied by (ii) the number of shares underlying the stock option exercised.
(2)	The value realized upon vesting of RSUs and PSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).

EMPLOYMENT ARRANGEMENTS

EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We have entered into employment agreements with each of the Named Executive Officers in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the compensation committee or our CEO.

Typically, these arrangements provide for at-will employment and set forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for initial equity awards and in certain cases the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Dheeraj Pandey

We entered into an employment letter with Dheeraj Pandey, our Chief Executive Officer and Chairman on February 26, 2015. The employment letter does not have a fixed expiration date and Mr. Pandey’s employment is at-will. Mr. Pandey’s current annual base salary is $500,000, and he is currently eligible to earn annual incentive compensation with a target equal to $500,000, based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year.

In connection with entering into the employment letter, we granted Mr. Pandey four RSU grants under our 2010 Plan and RSU agreements, covering an aggregate of 1,900,000 shares. In March 2016, Mr. Pandey voluntarily forfeited his rights with respect to a number of the RSUs. For additional details regarding Mr. Pandey’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Pandey is a participant in the Change of Control and Severance Policy, which is described below

Duston Williams

We entered into an employment letter with Duston Williams, our Chief Financial Officer, on April 26, 2014. The employment letter has an indefinite term and Mr. Williams’ employment is at-will. Mr. Williams’ current annual base salary is $450,000, and he is currently eligible to earn annual incentive compensation with a target equal to $300,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Williams was granted two option grants and one RSU grant covering an aggregate of 1,460,000 shares under our 2010 Plan all of which have vested in full. For additional details regarding Mr. Williams’ outstanding equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Williams is a participant in the Change of Control and Severance Policy, which is described below.

Louis J. Attanasio

We entered into an employment letter with Louis J. Attanasio, our Chief Revenue Officer, on October 15, 2017. The employment letter has an indefinite term and Mr. Attanasio’s employment is at-will. Mr. Attanasio’s current annual base salary is $775,000 and was eligible to earn annual sales incentive compensation with a target equal to $775,000 until the end of fiscal 2018. Pursuant to the terms of the employment letter the compensation committee determined that for fiscal 2019 Mr. Attanasio shall be eligible to earn incentive compensation under our Executive Bonus Plan rather than the sales incentive compensation plan, with the same target equal to $775,000.

In connection with his hire, Mr. Attanasio was granted 1,200,000 RSUs under our 2016 Plan which vest on time-based schedules subject to his continuous service, including the following: (1) 1,000,000 RSUs subject to quarterly time-based vesting over four years with a one-year vesting cliff, or the First Tranche RSUs, and (2) 200,000 RSUs that shall vest quarterly over four years beginning after December 15, 2019, or the Second Tranche RSUs. For additional details regarding Mr. Attanasio’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Pursuant to the employment agreement, if Mr. Attanasio is terminated by the Company for any reason other than cause or Mr. Attanasio resigns for good reason, prior to the one-year anniversary of Mr. Attanasio’s start date and a change of control period as defined in the Change of Control and Severance Policy, 250,000 of the First Tranche RSUs shall immediately vest. If Mr. Attanasio is terminated by the Company for any reason other than cause or Mr. Attanasio resigns for good reason, following the one-year anniversary and prior to the two-year anniversary of Mr. Attanasio’s start date and a change of control period as defined in the Change of Control and Severance Policy, 250,000 of the unvested First Tranche RSUs shall immediately vest.

Mr. Attanasio is also a participant in the Change of Control and Severance Policy, which is described below.

Sunil Potti

We entered into an employment letter with Sunil Potti, our Chief Product and Development Officer, on January 4, 2015. The employment letter has an indefinite term and Mr. Potti’s employment is at-will. Mr. Potti’s current annual base salary is $400,000, and he is currently eligible to earn annual incentive compensation with a target equal to $275,000, based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year

In connection with his hire, Mr. Potti was granted three RSU grants covering an aggregate of 800,000 shares under our 2010 Plan and RSU agreements, as follows: (1) 700,000 shares subject to quarterly time-based vesting over four years with a one-year vesting cliff; (2) 50,000 shares that vest quarterly thereafter over 42 months, subject to his continued service through the applicable vesting dates; and (3) 50,000 shares that commenced vesting on the six month anniversary of lock-up expiration following our IPO and vest quarterly thereafter over four years, subject to his continued service through the applicable vesting dates. For additional details regarding Mr. Potti’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Potti is a participant in the Change of Control and Severance Policy, which is described below.

Tyler Wall

We entered into an employment letter with Tyler Wall, our Chief Legal Officer, on November 20, 2017. The employment letter has an indefinite term and Mr. Wall’s employment is at-will. Mr. Wall’s current annual base salary is $400,000 and is currently eligible to earn annual incentive compensation with a target equal to $150,000 based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year. In connection with his hire, Mr. Wall was granted 300,000 RSUs under our 2016 Plan which vest over 4 years with a one-year vesting cliff. For additional details regarding Mr. Wall’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Wall is a participant in the Change of Control and Severance Policy, which is described below.

SEVERANCE AND CHANGE IN CONTROL-RELATED BENEFITS

In August 2016, we adopted a Change of Control and Severance Policy, or the severance policy, pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement. Each of our Named Executive Officers is a participant in the severance policy. Generally, if a participant’s employment is terminated within three months prior to or 12 months following the consummation of a change of control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause, death or disability or by the participant for good reason, then the severance policy provides for:

(1)	the applicable percentage of the then-unvested shares subject to each of the participant’s then-outstanding time-based equity awards, except for performance-based equity awards that were converted by their terms into time-based equity awards upon a change of control transaction, will immediately vest and become exercisable, with such percentage being 100% for each of the Named Executive Officers,
(2)	a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to such reduction, or immediately prior to the change of control, whichever is greater, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers,
(3)	a lump sum payment equal to the participant’s target annual bonus as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers, and
(4)	payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for our CEO and nine months for each of our other Named Executive Officers.

In order to receive severance benefits under the severance policy, a participant must timely execute and not revoke a release of claims in favor of us. In addition, the severance policy provides that, if any payment or benefits to a participant, including the payments and benefits under the severance policy, would constitute a parachute payment within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

For purposes of the severance policy, cause means any of the following reasons (with any references to us interpreted to include any subsidiary, parent, affiliate or successor of ours):

•	the participant’s willful failure to perform his or her duties and responsibilities to us or the participant’s violation of any written policy of ours;
•	the participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•	the participant’s unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with us; or
•	the participant’s material breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the severance policy, good reason means the participant’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the participant’s express written consent:

•	a material reduction of the participant’s duties, authorities or responsibilities relative to the participant’s duties, authorities or responsibilities in effect immediately prior to such reduction;
•	a material reduction by us in the participant’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of ours will not constitute good reason;
•	a material change in the geographic location of the participant’s primary work facility or location; provided, that a relocation of less than 35 miles from the participant’s then present location will not be considered a material change in geographic location; or
•	our failure to obtain from any successor or transferee of ours an express written and unconditional assumption of our obligations to the participant under the severance policy.

In order for the participant’s termination of his or her employment to be for good reason, the participant must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a cure period of 30 days following the date of written notice, such grounds must not have been cured during such time, and the participant must terminate his or her employment within 30 days following the expiration of our 30-day cure period.

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated payments that would be received by the Named Executive Officers if, pursuant to the terms of the Change of Control and Severance Policy, a hypothetical termination of employment without cause or following a resignation for good reason in connection with a change in control of the Company had occurred on July 31, 2018. The table below reflects amounts that would have been payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on July 31, 2018 and, if applicable, a change in control of the Company also occurred on that date.

	Upon Termination without Cause or Resignation for Good Reason During Change of Control Period
Named Executive Officer	Salary Severance(1)	Bonus Severance(2)	Value of Accelerated Vesting(3)	Continuation of Medical Benefits(4)	Total
Dheeraj Pandey	$400,000	$400,000	$18,546,816	$25,521	$19,372,337
Duston M. Williams	$300,000	$195,000	$17,355,950	$19,140	$17,870,090
Louis J. Attanasio	$581,250	$581,250	$58,668,000	$14,724	$59,845,224
Sunil Potti	$273,750	$176,250	$12,113,378	$19,140	$12,582,518
Tyler Wall	$262,500	$112,500	$14,667,000	$19,140	$15,061,140
(1)	Reflects payment 75% of base salary as of July 31, 2018 for all Named Executive Officers, except for Mr. Pandey, who would receive a payment of 100% of his base salary.
(2)	Reflects payment 75% of each Named Executive Officer’s annual bonus target as of July 31, 2018, except for Mr. Pandey, who would receive a payment of 100% of his annual bonus target.
(3)	Reflects the accelerated stock option and RSU payment values based upon the closing price of our Class A common stock of $48.89 on July 31, 2018, less any applicable exercise price in the case of stock options.
(4)	Reflects COBRA premiums based on each Named Executive Officer’s elected level of healthcare coverage.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of July 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	34,964,233	$5.12	12,851,522
Equity plans not approved by stockholders	—	—	—
(1)	Includes 11,332,554 outstanding stock options, 23,597,499 outstanding RSUs and 34,180 outstanding common stock warrants.
(2)	The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which generally have no exercise price.
(3)	Includes 11,169,061 shares reserved for future equity grants under our 2016 Equity Incentive Plan, or 2016 Plan, and 1,682,461 shares reserved for future stock purchase plan awards under our 2016 Employee Stock Purchase Plan, or ESPP. Our 2016 Plan provides that the total number of shares reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that the number of shares of our Class A common stock available for sale under our 2016 ESPP will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 3,800,000 shares, (ii) 1% of the outstanding shares of our Class A common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Accordingly, on August 1, 2018, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 8,642,904 shares and 1,728,580 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 18, 2018, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our Named Executive Officers, and (d) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 141,037,932 shares of Class A common stock and 37,701,880 shares of our Class B common stock outstanding as of October 18, 2018. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of October 18, 2018. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Lightspeed Venture Partners(2)	190,363	*	11,441,783	30.3	22.1
Entities affiliated with Khosla Ventures(3)	326,698	*	9,274,060	24.6	18.0
Entities affiliated with Fidelity(4)	13,813,096	9.8	7,464,637	19.8	17.1
Ajeet Singh(5)	—	—	4,019,801	10.7	7.8
Entities affiliated with the Vanguard Group(6)	7,510,279	5.3	—	—	1.4
Named Executive Officers and Directors:
Dheeraj Pandey(7)	233,308	*	11,837,592	31.4	22.9
Duston M. Williams(8)	173,842	*	655,000	1.7	1.3
Louis J. Attanasio(9)	250,000	*	—	—	*
Sunil Potti(10)	179,051	*	—	—	*
Tyler Wall(11)	75,335	*	—	—	*
Susan L. Bostrom(12)	13,551	*	—	—	*
Craig Conway(13)	13,551	*	—	—	*
Steven J. Gomo(14)	77,079	*	—	—	*
Ravi Mhatre(15)	802,366	*	11,441,783	30.3	22.2
John McAdam(16)	61,856	*	—	—	*
Jeffrey T. Parks(17)	52,017	*	—	—	*
Michael P. Scarpelli(18)	8,165	*	75,000	*	*
All directors and executive officers as a group (13 persons)(19)	1,978,246	1.4	24,056,876	63.8%	46.8%
*	Denotes less than 1%
(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)	Consists of (i) 11,441,783 shares of Class B common stock held of record by Lightspeed Venture Partners VIII, L.P., or Lightspeed VIII, and (ii) 190,363 shares of Class A common stock held of record by Lightspeed Venture Partners Select LP. Lightspeed Ultimate General Partner VIII, Ltd., or LUGP VIII, is the sole general partner of Lightspeed General Partner VIII, L.P., or LGP VIII, which serves as the sole general partner of Lightspeed VIII. Barry Eggers, Ravi Mhatre, Peter Y. Nieh and Christopher J. Schaepe, the directors of LUGP VIII, share voting and dispositive power with respect to the shares held of record by Lightspeed VIII. Lightspeed Ultimate General Partner Select, Ltd. is the sole general partner of Lightspeed General Partner Select, L.P., which is the sole general partner of Lightspeed Venture Partners Select, L.P. The individual directors of Lightspeed Ultimate General Partner Select, Ltd. are Christopher J. Schaepe, Barry Eggers, Jeremy Liew, Ravi Mhatre, Peter Nieh and John Vrionis. Messrs. Schaepe, Eggers, Liew, Mhatre, Nieh and Vrionis disclaim their beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address for each of these entities is 2200 Sand Hill Road, Menlo Park, California 94025.
(3)	Consists of (i) 557,279 shares of Class B common stock held of record by Khosla Ventures IV (CF), L.P., or KV IV CF, (ii) 8,716,781 shares of Class B common stock held of record by Khosla Ventures IV, L.P., or KV IV LP and (iii) 326,698 shares of Class A common stock held of record by VK Services LLC. The general partner of KV IV CF and KV IV LP is Khosla Ventures Associates IV, LLC, or KVA IV. VK Services, LLC is the sole manager of KVA IV. Vinod Khosla is the managing member of VK Services, LLC. Each of Mr. Khosla, VK Services, LLC and KVA IV may be deemed to share voting and dispositive power over the shares held by KV IV CF and KV IV LP. Based on a Schedule 13G filing made on February 12, 2018. The address for each of these entities is 2128 Sand Hill Road, Menlo Park, California 94025
(4)	Consists of 13,813,096 shares of Class A common stock and 7,464,637 shares of Class B common stock held by investment companies advised by FMR CO., INC. and Fidelity Management & Research (Hong Kong) Limited, both indirect wholly-owned subsidiaries of FMR LLC. Edward C. Johnson III is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC and shares voting and dispositive power with respect to all shares held by such entities. Members of the family of Edward C. Johnson III, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Edward C. Johnson III nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Based on a Schedule 13G/A filing made on February 13, 2018. The address for FMR LLC is 245 Summer Street, V13H, Boston, Massachusetts 02110.
(5)	Consists of (i) 400,000 shares of Class B common stock held of record by Ajeet Singh & Renu Saharan Co Trustees of the Singh/Sarahan 2014 Irrevocable Descendants Trust and (ii) 3,619,801 shares of Class B common stock held of record by Sing/Sarahan Revocable Trust Dated January 25, 2014 with Ajeet Singh and Renu Sarahan as Trustees. Based on a Schedule 13G filing made on February 13, 2018.
(6)	Consists of 7,510,279 shares of Class A common stock beneficially owned by the Vanguard Group 23-1945930. Based on a Schedule 13G filing made on February 8, 2018. The address for each of these entities is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Consists of (i) 5,230,367 shares of Class B common stock held of record by The Pandey Revocable Trust for which Mr. Pandey and Mr. Pandey’s spouse serve as trustees, (ii) 2,970,000 shares of Class B common stock held of record by The Pandey 2017 Irrevocable Trust for which Mr. Pandey and his spouse serve as trustee, (iii) 1,516,225 shares of Class B common stock held of record by The Pandey 2016 Annuity Trust for which Mr. Pandey service as trustee, (iv) 30,000 shares of Class B common stock held of record by the 2012 Pandey Irrevocable Descendants’ Trust for which Mr. Pandey’s spouse serves as trustee, (v) 220,808 shares of Class A common stock held by Mr. Pandey, (vi) 2,091,000 shares of Class B common stock subject to options exercisable within 60 days of October 18, 2018, of which 218,750 shall not vest within 60 days of October 18, 2018 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting, and (vii) 12,500 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Pandey’s continued service. Excludes 500,000 shares of Class B common stock and 450,000 shares of Class A common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(8)	Consists of (i) 141,342 shares of Class A common stock held of record by Mr. Williams, (ii) 655,000 shares of Class B common stock subject to options exercisable within 60 days of October 18, 2018, and (iii) 32,500 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Williams’ continued service. Excludes 290,000 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(9)	Consists of shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Attanasio’s continued service. Excludes 950,000 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(10)	Consists of (i) 166,105 shares of Class A common stock held of record by Mr. Potti and (ii) 12,946 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Potti’s continued service. Excludes 434,822 RSUs subject to time-based or performance-based vesting that shall not vest and settle within 60 days of October 18, 2018.

(11)	Consists of (i) 335 shares of Class A common stock held of record by Mr. Wall and (ii) 75,000 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Wall’s continued service. Excludes 225,000 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(12)	Consists of shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Ms. Bostrom’s continued service. Excludes 11,960 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(13)	Consists of shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Conway’s continued service. Excludes 11,960 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(14)	Consists of (i) 63,750 shares of Class A common stock held of record by Mr. Gomo and (ii) 13,329 shares of Class A common stock received from RSUs, subject to Mr. Gomo’s continued service. Excludes 10,625 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(15)	Consists of (i) 206,350 shares of Class A common stock held of record by the Mhatre Investments LP Fund I, (ii) 397,562 shares of Class A common stock held by Mr. Mhatre, (iii) the shares listed in footnote (2) above held by the Lightspeed entities, and (iv) 8,091 shares of Class A common stock received from RSUs, subject to Mr. Mhatre’s continued service.
(16)	Consists of 53,487 shares of Class A common stock held of record by Mr. McAdam and (ii) 13,106 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. McAdam’s continued service. Excludes 15,938 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(17)	Consists of (i) 39,417 shares of Class A common stock held of record by The Parks Trust, a trust beneficially owned by Mr. Parks, (ii) 4,287 shares of Class A common stock held of record by RC LP, which is holding such shares for the benefit of The Parks Trust, and (iii) 8,313 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Parks’ continued service.
(18)	Consists of (i) 75,000 shares of Class B common stock subject to options exercisable within 60 days of October 18, 2018 and (ii) 8,165 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 18, 2018, subject to Mr. Scarpelli’s continued service.
(19)	Consists of (i) 1,479,069 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 21,188,375 shares of Class B common stock beneficially owned by our executive officers and directors, (iii) 2,868,501 shares of Class B common stock subject to options exercisable within 60 days of October 18, 2018, 250,418 of which shall not vest within 60 days of October 18, 2018 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting, and (iv) 478,865 RSUs that shall settle into shares of Class A common stock within 60 days of October 18, 2018. Excludes 3,889,055 RSUs and 500,000 shares of Class B common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of October 18, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of Nutanix’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nutanix. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for one Form 4 filed late by our former President, Sudheesh Nair Vadekkedath.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at http://ir.nutanix.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2018 is available without charge upon written request to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NTNX2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E52323-P13838

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUTANIX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Craig Conway	☐	☐
1b. Michael P. Scarpelli	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	**Against**	**Abstain**
2. The ratification of Deloitte & Touche LLP as our independent auditor for fiscal 2019.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our Named Executive Officers.	☐	☐	☐

The Board of Directors recommends you vote for ONE YEAR on Proposal 4:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To approve, on an advisory basis, the frequency of the future stockholder advisory vote on the compensation of our Named Executive Officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E52324-P13838

NUTANIX, INC.
Annual Meeting of Stockholders
December 17, 2018 9:00 AM, PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dheeraj Pandey and Duston Williams, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on December 17, 2018, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side